LETTERHEAD OF SUN STATE CAPITAL CORPORATION

                                      DATE

Shareholders of Sun State Capital Corporation

Dear Shareholder:


         By now you have received a Notice of Special Meeting of Common Shareholders for a meeting scheduled to be held on October 16, 1997, at 4:00 p.m. at the main office of Sun State Bank. Along with that Notice you received a Proxy Statement/Prospectus dated September 16, 1997, describing a proposed merger of Sun State Capital Corporation ("Sun State") with Zions Bancorporation which will be voted on by the common shareholders at the October 16th meeting. You also received a Form of Election as to Shares of Common Stock and 1992 Series Preferred Stock of Sun State, printed on blue paper. Finally, you should have received a proxy, printed on beige paper, to vote your shares of Common Stock in Sun State at the special meeting. It has come to our attention that certain shareholders did not receive a proxy.



         A proxy for the voting of your shares at the October 16th meeting is enclosed with this letter. If you did not receive a proxy with your Notice of Special Meeting of Common Shareholders, please use the enclosed proxy to vote your shares of Common Stock in Sun State, and return the marked, dated, and signed proxy to Sun State in the enclosed pre-addressed, stamped envelope (along with your blue Form of Election if you have not already sent it in). If you did receive with your Notice of Special Meeting of Common Shareholders, you may ignore the enclosed proxy. If you have already sent in the proxy you received with your Notice of Speical Meeting of Common Shareholders but wish to change your vote, you may use the enclosed proxy to revoke your prior proxy and change your vote.


         The Proxy Statement/Prospectus mentioned above contains certain information about Sun State's directors and the number of shares of stock in Sun State which they beneficially owned as of June 30, 1997. It was unintentionally omitted from that information that Hugh Templeton, a director, was the beneficial owner of 8,853 shares, 3.11% of the 284,750 total shares of Common Stock in Sun State outstanding as of June 30, 1997. It was also erroneously reported that Steven C. Kalb was the beneficial owner of 29,793 shares, 10.46% of the 284,750 total shares of Common Stock in Sun State outstanding at June 30, 1997; he actually was the beneficial owner of 28,793 shares, 10.11% of the 284,750 total shares of Common Stock in Sun State outstanding at that date. Finally, it was reported that Sun State's directors and executive officers as a group beneficially owned 195,605 shares, 66.73% of the 293,150 total shares of Common Stock in Sun State outstanding or subject to exercisable stock options at June 30, 1997; Sun State's directors and executive officers as a group actually beneficially owned 203,458 shares, 69.40% of the 293,150 total shares of Common Stock in Sun State outstanding or subject to exercisable stock options at June 30, 1997.


                                          Sincerely,



                                          John Dedolph
                                          President and Chief Executive Officer